UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 6, 2013

PETROQUEST ENERGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	72-1440714
(State of Incorporation)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

August 6, 2013—PetroQuest Energy, Inc. (NYSE: PQ) (the “Company”) closed its previously announced acquisition of certain shallow water Gulf of Mexico shelf oil and gas assets on July 3, 2013, and accordingly, the operating results reported for the second quarter of 2013 do not include the impact of such acquisition.

The Company announced today that it recorded net income available to common stockholders for the quarter ended June 30, 2013 of $3,662,000, or $0.06 per share, compared to second quarter 2012 net loss available to common stockholders of $54,520,000, or $0.87 per share. For the first six months of 2013, the Company reported net income available to common stockholders of $6,269,000, or $0.10 per share, compared to a net loss available to common stockholders of $73,128,000, or $1.17 per share, for the 2012 period. During the second quarter and six month periods of 2012, the Company recognized non-cash ceiling test write-downs of $53,485,000 and $73,596,000, respectively, as a result of the impact of low natural gas prices on the future discounted net cash flows from its estimated proved reserves.

Discretionary cash flow for the second quarter of 2013 was $19,809,000, as compared to $20,068,000 for the comparable 2012 period. Net cash flow provided by operating activities totaled $11,495,000 and $28,317,000 during the second quarters of 2013 and 2012, respectively. For the first six months of 2013, discretionary cash flow was $38,441,000 compared to discretionary cash flow of $39,716,000 for the first six months of 2012. Net cash flow provided by operating activities totaled $20,615,000 and $42,268,000 during the first six months of 2013 and 2012, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.

Production for the second quarter of 2013 was 8.7 Bcfe, compared to 8.4 Bcfe for the comparable period of 2012. For the first six months of 2013, production was 16.9 Bcfe, compared to 16.6 Bcfe for the comparable period of 2012. Adjusted for the Fayetteville asset divestiture in December 2012, production during the second quarter and the first six months of 2013 was 9% higher than each of the corresponding 2012 periods. The increase in production during the 2013 periods is primarily due to additional La Cantera production as well as higher liquids rich Woodford production.

Stated on an Mcfe basis, unit prices including the effects of hedges for the second quarter of 2013 were $4.39 per Mcfe, as compared to $3.97 per Mcfe in the second quarter of 2012. For the first six months of 2013, unit prices including the effects of hedges, were $4.37 per Mcfe, as compared to $4.19 per Mcfe for the first six months of 2012. Oil and gas sales during the second quarter of 2013 were $38,076,000, as compared to $33,376,000, in the second quarter of 2012. For the first six months of 2013, oil and gas sales were $74,052,000 compared to oil and gas sales of $69,373,000 for the first six months of 2012.

Lease operating expenses (“LOE”) for the second quarter of 2013 decreased to $8,837,000, as compared to $9,085,000 in the second quarter of 2012. LOE per Mcfe was $1.02 for the second quarter of 2013, as compared to $1.08 in the second quarter of 2012. For the first six months of 2013, lease operating expenses decreased to $1.10 per Mcfe from $1.13 per Mcfe in the comparable period of 2012. The decline in LOE during the 2013 periods is primarily the result of a reduction in workovers attributable to repairs and maintenance.

Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the second quarter of 2013 was $1.64 per Mcfe, as compared to $1.84 per Mcfe in the second quarter of 2012. For the first six months of 2013, DD&A on oil and gas properties was $1.59 per Mcfe compared to $1.84 per Mcfe for the comparable period of 2012. The decrease in the per unit DD&A rate is primarily the result of ceiling test write-downs recognized during 2012.

Interest expense for the second quarter of 2013 increased to $3,116,000, as compared to $2,413,000 in the second quarter of 2012. For the first six months of 2013, interest expense was $5,980,000, compared to $4,683,000 for the comparable period of 2012. The increase in interest expense was due to increased borrowings outstanding under the bank credit facility.

Production taxes for the second quarter of 2013 were $1,481,000, as compared to ($1,917,000) in the second quarter of 2012. For the first six months of 2013, production taxes were $2,509,000 compared to ($768,000) for the comparable period of 2012. The increases during the 2013 periods as compared to the corresponding 2012 periods were the result of recording a receivable of $2,717,000 during the second quarter of 2012 for refunds relative to severance tax previously paid on our Oklahoma horizontal wells.

General and administrative expenses during the quarter and six months ended June 30, 2013 totaled $6,351,000 and $11,067,000, respectively, as compared to expenses of $5,999,000 and $11,578,000 during the comparable 2012 periods. General and administrative expenses for the quarter ended June 30, 2013 included $996,000 of transaction costs associated with the Gulf of Mexico acquisition closed on July 3, 2013.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three and six month periods ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Production (1) :
Oil (Bbls)	115,697	116,037	241,420	257,312
Gas (Mcf)	6,731,754	6,945,466	13,168,349	13,674,781
Ngl (Mcfe)	1,256,814	763,302	2,321,461	1,356,437
Total Production (Mcfe)	8,682,750	8,404,990	16,938,330	16,575,090
Total Daily Production (Mcfe/d)	95,415	92,363	93,582	91,072
Sales:
Total oil sales	$12,024,212	$12,831,097	$25,168,522	$28,340,054
Total gas sales	20,247,600	15,457,658	36,970,632	30,737,611
Total ngl sales	5,804,172	5,087,135	11,913,118	10,295,240

Total oil and gas sales	$38,075,984	$33,375,890	$74,052,272	$69,372,905

Average sales prices:
Oil (per Bbl)	$103.93	$110.58	$104.25	$110.14
Gas (per Mcf)	3.01	2.23	2.81	2.25
Ngl (per Mcfe)	4.62	6.66	5.13	7.59
Per Mcfe	4.39	3.97	4.37	4.19

(1)	Production during the three and six month 2012 periods included 523,353 Mcfe (5,083 Mcfe/d) and 985,880 Mcfe (5,417 Mcfe/d), respectively from Fayetteville Shale assets divested in December 2012.

The above sales and average sales prices include increases (decreases) to revenue related to the settlement of gas hedges of ($877,000) and $3,230,000, Ngl hedges of zero and $232,000 and oil hedges of ($1,000) and $415,000 for the three months ended June 30, 2013 and 2012, respectively. The above sales and average sales prices include increases (reductions) to revenue related to the settlement of gas hedges of ($345,000) and $5,385,000, Ngl hedges of zero and $232,000, and oil hedges of ($146,000) and $362,000 , respectively.

The following initiates guidance for the third quarter of 2013:

Guidance for
Description	3rd Quarter 2013
Production volumes (MMcfe/d)	117–125
Percent Gas	75%
Percent Oil	14%
Percent NGL	11%
Expenses:
Lease operating expenses (per Mcfe)	$1.15–$1.25
Production taxes (per Mcfe)	$0.10–$0.15
Depreciation, depletion and amortization (per Mcfe)	$2.00–$2.10
General and administrative (in millions) (1)	$8.0–$9.0
Interest expense (in millions)	$7.5–$8.0

(1)	Includes non-cash stock compensation estimate of $1.4 million and estimated transaction costs of $2.5 million.

The following updates guidance for 2013:

Guidance for
Description	2013
Production volumes (MMcfe/d)	105–110
Percent Natural Gas	75%
Percent Oil	12%
Percent NGL	13%
Expenses:
Lease operating expenses (per Mcfe)	$1.15–$1.25
Production taxes (per Mcfe)	$0.10–$0.15
Depreciation, depletion and amortization (per Mcfe)	$1.80–$1.90
General and administrative (in millions) (1)	$24–$26
Interest expense (in millions)	$21–$22
2013 Capital Expenditures (in millions) (2)	$100–$110

(1)	Includes non-cash stock compensation estimate of $4.3 million and estimated transaction costs of $3.5 million.
(2)	Excludes acquisition costs for the Gulf of Mexico properties.

Operations Update

In the Gulf of Mexico, the Company has modified production equipment on one of its wells at its recently acquired West Delta 89 field. As a result, the Company has increased the gross daily production from this well (NRI -51%) by approximately 550 barrels of oil. In addition, the Company expects to recomplete two wells at the West Delta 89 field in approximately 2-3 weeks after evaluating whether these wells have depleted the currently completed zone. Additionally, the Company has two wells at Ship Shoal 238 that have been completed and are awaiting pipeline interconnect, which is scheduled to occur in approximately one week. The Company estimates that its recently acquired properties are currently producing 1,300 barrels of oil, net per day and 18,000 Mcf of gas, net per day. The Company expects that once the two recompletions at West Delta 89 have been performed and the pipeline interconnect has been completed at Ship Shoal 238 the total production from the recently acquired properties will be approximately 2,100 barrels of oil, net per day and 24,000 Mcf of gas, net per day.

The Company’s non-operated Galveston Island prospects (WI – 20%) logged pay, but were determined to be non-commercial. The Company estimates that its total net cost for these two wells was approximately $1.5 million.

In the Gulf Coast, the Company recently commenced production from its third well at its La Cantera field, the Broussard Estates #3 (NRI – 17%). The well is currently flowing at a gross daily rate of approximately 28,000 Mcf of gas, 660 barrels of natural gas liquids and 540 barrels of oil. The Company’s mid-stream partner has completed the installation of a four mile pipeline to the north, which has resolved the previous takeaway capacity constraints from the field. As a result, the Company’s total gross daily production from its three La Cantera wells (NRI – 17%) is approximately 102,000 Mcf of gas, 2,400 barrels of natural gas liquids and 2,000 barrels of oil. In addition, the Company’s mid-stream partner is currently upgrading its processing plant, which is expected to be completed in November of 2013. Once the upgraded processing plant is online, the Company expects to increase its natural gas liquids recoveries from La Cantera.

The Company’s Thunder Bayou prospect located approximately two miles north of the La Cantera project is expected to spud during the fourth quarter of 2013. The Company has fully evaluated the recent 3-D seismic shoot and is currently working on drilling and development plans for this potentially high impact project. The Company is scheduled to have its unitization hearing this month to finalize the drilling unit. In addition, the Company’s two liquids focused prospects, Tokay (WI -75%) and Sawgrass (WI-35%) are expected to spud in September and October, respectively.

In the Woodford, the Company has two dry gas wells (NRI – 39%) that have reached total depth and are expected to be completed in approximately three weeks. The Company is in the process of mobilizing a rig to the liquids rich area of its leasehold position. In addition, the Company expects to have a second rig in this part of the trend by early fourth quarter of 2013 and a third rig by the first quarter of 2014. In total, the Company expects to drill approximately 50 gross wells in 2014, which is a 213% increase from its expected 2013 gross well count of 16 wells. The Company continues to acquire additional acreage in the liquids portion of the trend and has increased its position by over 400% during 2013. The Company estimates that it has added approximately 17,000 net JV acres year to date growing its liquids rich leasehold position to approximately 21,000 net JV acres. In addition, the Company has recently completed shooting a 3-D seismic survey on a portion of this acreage.

In East Texas, the Company’s PQ #9 well (NRI – 76%) that was completed in early April and achieved a 24 hour max rate of 6,353 Mcf of gas and 458 barrels of natural gas liquids is currently producing at a gross daily rate of 5,298 Mcf of gas and 382 barrels of natural gas liquids. The Company is in the process of selecting a rig for this trend and expects to reinitiate its horizontal Cotton Valley program during the fourth quarter of 2013. In total, the Company expects to drill 8-10 gross wells in 2014.

In the Mississippian Lime, the Company recently received its 3-D seismic data from its Kay County survey and has commenced the evaluation process of the newly acquired data. In addition, the Company is expected to commence its Pawnee County 3-D seismic survey in approximately 4-5 weeks. The Company will evaluate these data sets and determine development plans after incorporating both PetrQuest and industry well results with the seismic data.

Hedging Update

The Company recently initiated the following oil hedging transactions:

Production Period	Instrument Type	Daily Volumes	Price
Oil:
Jul 13—Dec 13	Swap	250 Bbls	$98.80	(1)
Aug 13—Dec 13	Swap	250 Bbls	$103.70	(1)
Sep 13—Dec 13	Swap	250 Bbls	$106.25	(2)
2014	Swap	100 Bbls	$95.15	(1)
2014	Swap	100 Bbls	$100.45	(2)

(1)	WTI Index
(2)	LLS Index

The Company has approximately 172,000 barrels of oil and 6.9 Bcf of gas hedged for the remainder of 2013 at an average floor price of $101.73 /Bbl and $3.63/Mcf, respectively. In addition, the Company has approximately 164,000 barrels of oil and 3.6 Bcf of gas hedged for 2014 at an average floor price of $94.86/Bbl and $4.08/Mcf, respectively.

Management Statement

“With the closing of the Gulf of Mexico acquisition in July, we view the third quarter of 2013 as an inflection point in our oil production and associated cash flow. We have taken advantage of the recent rally in crude prices by layering in multiple hedging contracts at more attractive prices than we used in our valuation of the assets,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “ On a pro forma basis, the acquired assets would have provided a 60% increase to our first quarter 2013 EBITDA on daily production of 967 barrels of oil and 19 MMcfe of gas. Over the next several weeks, we expect to increase oil production from the acquired assets to 2,100 barrels per day, which should translate into a material cash flow contribution.”

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to integrate our recently completed acquisitions with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future proved, probable and possible reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”

PETROQUEST ENERGY, INC.

Consolidated Balance Sheets

(unaudited)

(Amounts in Thousands)

	Three Months Ended June 30, 2013	Twelve Months Ended December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$8,113	$14,904
Revenue receivable	14,007	17,742
Joint interest billing receivable	32,281	42,595
Other receivable	—	9,208
Derivative asset	1,999	830
Prepaid drilling costs	2,499	1,698
Other current assets	6,182	2,607

Total current assets	65,081	89,584

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,791,459	1,734,477
Unevaluated oil and gas properties	68,910	71,713
Accumulated depreciation, depletion and amortization	(1,508,820)	(1,472,244)

Oil and gas properties, net	351,549	333,946
Other property and equipment	12,627	12,370
Accumulated depreciation of other property and equipment	(8,144)	(7,607)

Total property and equipment	356,032	338,709
Derivative asset	388	—
Other assets, net of accumulated depreciation and amortization of $4,647 and $4,240, respectively	5,065	5,110
Deposit on acquired assets	5,000	—

Total assets	$431,566	$433,403

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$39,923	$58,960
Advances from co-owners	11,911	20,459
Oil and gas revenue payable	26,042	26,175
Accrued interest and preferred stock dividend	6,209	6,190
Asset retirement obligation	3,823	2,351
Derivative liability	205	233
Other accrued liabilities	6,408	6,535

Total current liabilities	94,521	120,903

Bank debt	65,000	50,000
10% Senior Notes	150,000	150,000
Asset retirement obligation	25,487	24,909
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 62,993 and 62,768 shares, respectively	63	63
Paid-in capital	278,335	276,534
Accumulated other comprehensive income	1,418	521
Accumulated deficit	(183,259)	(189,528)

Total stockholders’ equity	96,558	87,591

Total liabilities and stockholders’ equity	$431,566	$433,403

PETROQUEST ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenues:
Oil and gas sales	$38,076	$33,376	$74,052	$69,373
Gas gathering revenue	26	37	59	81

	38,102	33,413	74,111	69,454

Expenses:
Lease operating expenses	8,837	9,085	18,556	18,750
Production taxes	1,481	(1,917)	2,509	(768)
Depreciation, depletion and amortization	14,536	15,762	27,407	30,992
Ceiling test write-down	—	53,485	—	73,596
General and administrative	6,351	5,999	11,067	11,578
Accretion of asset retirement obligation	328	517	660	1,017
Interest expense	3,116	2,413	5,980	4,683

	34,649	85,344	66,179	139,848

Other income (expense):
Other income	62	123	256	272
Derivative income (expense)	594	(375)	157	(375)

	656	(252)	413	(103)

Income (loss) from operations	4,109	(52,183)	8,345	(70,497)
Income tax expense (benefit)	(840)	1,049	(491)	61

Net income (loss)	4,949	(53,232)	8,836	(70,558)
Preferred stock dividend	1,287	1,288	2,567	2,570

Net income (loss) available to common stockholders	$3,662	$(54,520)	$6,269	$(73,128)

Earnings per common share:
Basic
Net income (loss) per share	$0.06	$(0.87)	$0.10	$(1.17)

Diluted
Net income (loss) per share	$0.06	$(0.87)	$0.10	$(1.17)

Weighted average number of common shares:
Basic	62,963	62,363	62,899	62,289

Diluted	63,130	62,363	63,084	62,289

PETROQUEST ENERGY, INC.

Consolidated Statements of Cash Flows

(unaudited)

(Amounts in Thousands)

	Six Months Ended
	June 30, 2013	June 30, 2012
Cash flows from operating activities:
Net income (loss)	$8,836	$(70,558)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred tax expense (benefit)	(491)	61
Depreciation, depletion and amortization	27,407	30,992
Ceiling test writedown	—	73,596
Accretion of asset retirement obligation	660	1,017
Share based compensation expense	1,780	3,838
Amortization costs and other	406	395
Non-cash derivative (income) expense	(157)	375
Payments to settle asset retirement obligations	(94)	(2,450)
Changes in working capital accounts:
Revenue receivable	3,735	3,384
Prepaid drilling and pipe costs	(801)	2,548
Joint interest billing receivable	10,314	8,962
Accounts payable and accrued liabilities	(19,195)	4,602
Advances from co-owners	(8,548)	(11,341)
Other	(3,237)	(3,153)

Net cash provided by operating activities	20,615	42,268

Cash flows used in investing activities:
Investment in oil and gas properties	(52,740)	(75,825)
Investment in other property and equipment	(257)	—
Deposit on acquired properties	(5,000)	—
Sale of oil and gas properties	18,914	275
Sale of unevaluated oil and gas properties	—	6,083

Net cash used in investing activities	(39,083)	(69,467)

Cash flows used in financing activities:
Net payments for share based compensation	20	(383)
Deferred financing costs	(774)	(12)
Payment of preferred stock dividend	(2,569)	(2,570)
Proceeds from bank borrowings	40,000	45,000
Repayment of bank borrowings	(25,000)	(27,500)

Net cash provided by financing activities	11,677	14,535

Net decrease in cash and cash equivalents	(6,791)	(12,664)
Cash and cash equivalents, beginning of period	14,904	22,263

Cash and cash equivalents, end of period	$8,113	$9,599

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$8,321	$7,871

Income taxes	$40	$15

PETROQUEST ENERGY, INC.

Non-GAAP Disclosure Reconciliation

(Amounts In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net income (loss)	$4,949	$(53,232)	$8,836	$(70,558)
Reconciling items:
Deferred tax expense (benefit)	(840)	1,049	(491)	61
Depreciation, depletion and amortization	14,536	15,762	27,407	30,992
Ceiling test writedown	—	53,485	—	73,596
Non-cash derivative (income) expense	(594)	375	(157)	375
Accretion of asset retirement obligation	328	517	660	1,017
Share based compensation expense	1,224	1,915	1,780	3,838
Amortization costs and other	206	197	406	395

Discretionary cash flow	19,809	20,068	38,441	39,716

Changes in working capital accounts	(8,292)	9,917	(17,732)	5,002
Settlement of asset retirement obligations	(22)	(1,668)	(94)	(2,450)

Net cash flow provided by operating activities	$11,495	$28,317	$20,615	$42,268

Note:	Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.

Date: August 6, 2013	By:	/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer